Exhibit 99.1

Alaska Communications Reports Third Quarter 2020 Results

●	Grew total revenue 2.3% year over year
o	6.7% business and wholesale broadband growth driven by fiber network
o	27.4% in equipment sales and managed IT
●	Reported net income attributable to Alaska Communications of $2.3 million and Adjusted EBITDA of $16.6 million
●	Increased 2020 full year guidance for Adjusted Free Cash Flow to $14 million to $16 million, expect to meet or exceed guidance for Total Revenue and Adjusted EBITDA
●	Upgraded Northstar subsea fiber, increasing capacity from 240Gbps to 1.3Tbps
●	Won Citizens Broadband Radio Service (CBRS) Spectrum across 135 cities covering over 390k square miles in Alaska in FCC auction in support of broadband strategy
●	Subsequent to quarter end, signed merger agreement to be acquired by Macquarie Capital and GCM Grosvenor

ANCHORAGE, Alaska, November 4, 2020 -- Alaska Communications Systems Group, Inc. (NASDAQ: ALSK) today reported financial results for the third quarter of 2020.

“Our results for the third quarter reflect execution of our strategic initiatives to deliver industry-leading telecommunications products and services. Prioritizing superior customer service and fiber-based network solutions, we have established Alaska Communications as a premier provider. We continue to strengthen our fiber infrastructure, to facilitate our multiyear transition to IP-based services, and to evaluate means to increase our access and core network. This includes optical transport network upgrades to our subsea Northstar fiber resulting in a capacity increase of over five times, as well as securing CBRS spectrum in 135 cities ranging from southeast Alaska to the North Slope. Our biggest strengths in 2020 have been to manage the unexpected, quickly offer customers solutions, and continue to drive ahead adding many route miles of fiber. In addition to benefiting our customers, we are creating opportunities.

“Also, after years in development, in October, we went live with our new business and operating systems that will enhance the customer experience through streamlined ordering process; improve business analytics and reporting; and simplify operations that we expect to yield expense savings and drive operational excellence in coming years. We are committed to connecting the people and businesses of Alaska and beyond, investing in our future and driving growth to benefit our constituents. We are very excited about the future,” said Bill Bishop, president & CEO.

Three Months Ended September 30, 2020 Compared to 2019

●	Total revenue was $60.5 million, compared to $59.1 million, an increase of 2.3%.
○	Business and wholesale revenue was $40.9 million, compared to $38.7 million, up 5.6%.
○	Consumer revenue was steady at $9.3 million for both periods.
○	Regulatory revenue was $10.3 million, compared to $11.1 million, a decrease of 7.0%.
●	Operating expenses were $54.7 million, compared to $53.4 million.
●	Operating income was $5.8 million for both periods.
●	Net income attributable to Alaska Communications was $2.3 million, compared to $2.0 million.
●	Capital expenditures were $14.5 million, compared to $11.1 million, or excluding prefunded projects $11.7 million, compared to $10.9 million.
●	Adjusted EBITDA was $16.6 million, compared to $15.8 million.
●	Adjusted Free Cash Outflow was $7.3 million, compared with Adjusted Free Cash Flow of $6.3 million, or excluding prefunded projects Adjusted Free Cash Flow was $1.7 million, compared to $1.2 million.

Balance Sheet Highlights

●	Cash was $33.8 million at September 30, 2020, compared to $28.3 million at December 31, 2019.
●	Net debt was $141.6 million at September 30, 2020, compared to $153.8 million at December 31, 2019.

Nine Months Ended September 30, 2020 Compared to 2019

●	Total revenue was $178.2 million, compared to $173.4 million, an increase of 2.8%.
○	Business and wholesale revenue was $119.7 million, compared to $112.3 million, up 6.6%.
○	Consumer revenue was $27.6 million, compared to $27.8 million, a decrease of 0.8%.
○	Regulatory revenue was $30.9 million, compared to $33.3 million, a decrease of 7.2%.
●	Operating expenses were $160.5 million, compared to $158.5 million.
●	Operating income was $17.7 million, compared to $14.9 million.
●	Net income attributable to Alaska Communications was $7.1 million, compared to $2.3 million.
●	Capital expenditures were $32.9 million, compared to $31.6 million, or excluding prefunded projects $26.3 million, compared to $31.4 million.
●	Adjusted EBITDA was $49.2 million, compared to $44.9 million.
●	Adjusted Free Cash Flow was $11.4 million, compared with $6.2 million, or excluding prefunded projects was $12.9 million, compared to $1.1 million.

Reconciliations of non-GAAP financial measures to GAAP financial measures can be found in tables at the end of this release and on the Company’s website at http://www.alsk.com in the investment data section.

“We continue to grow total revenue, increasing 2.3% for the quarter, year over year. Business and Wholesale revenue grew 5.6%, compared to 2019, and we expanded our Adjusted EBITDA margin to 27.5% in third quarter 2020, up from 26.7% in third quarter 2019. As the new work environment has altered business requirements, customers are both modifying and accelerating their network plans. During the quarter, demand for equipment and managed IT services increased, which led to a net 27.4% increase in revenue, compared to the same period last year. Our results this quarter reflect our strategic plan for growth, and we expect to be at the high end of our guidance for 2020,” said Laurie Butcher, Chief Financial Officer.

2020 Guidance

For full year 2020 guidance, management

●	Reaffirms Total Revenue to be between $232 million and $237 million;
●	Reaffirms Adjusted EBITDA to be between $63 million and $65 million;
●	Adjusts Capital Expenditures excluding prefunded projects to be between $37 million and $39 million; and
●	Increases Adjusted Free Cash Flow excluding prefunded projects to be between $14 million and $16 million.

Subsequent Events

On November 3, 2020, Alaska Communications, together with Macquarie Capital and GCM announced a merger agreement through which a Macquarie Capital and GCM, through its Labor Impact Fund, will acquire all outstanding shares of Alaska Communications for $3.00 per share in a cash transaction valued at approximately $300 million, including debt, subject to shareholder and regulatory approval. Additional information can be found in documents filed with the SEC posted at www.sec.gov or alsk.com

Conference Call

The Company will host a conference call and live webcast on Thursday, November 5, 2020 at 2:00 p.m. Eastern Time to discuss the results. Parties in the United States and Canada can access the call at 1-800-430-8332 and enter code 1313142. All other parties can access the call at 1-323-289-6581 using the same code.

The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's investor website (www.alsk.com). The webcast will be archived for 30 days. A replay of the conference call will also be available two hours after the call ends and will run until December 5, 2020 at 5 p.m. ET. To hear the replay, parties in the U.S. and Canada can call 1-888-203-1112 and enter code 1313142. All other parties can call 1-719-457-0820 and enter code 1313142.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The Company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Revenue Category Definitions

Growth Revenues are defined as business broadband, managed IT services, equipment sales and installations, wholesale broadband and consumer broadband. Legacy Revenues are defined as business voice and other, Wholesale voice and other, consumer voice and other, and Access. CAF II Revenues are defined as high cost support.

Non-GAAP Measures

In an effort to provide investors with additional information regarding our financial results, we have provided certain non-GAAP financial information, including Adjusted EBITDA, Adjusted Free Cash Flow and Net Debt. Adjusted EBITDA eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the Company’s business operations and is used by Management and the Company’s Board of Directors to evaluate current operating financial performance, analyze and evaluate strategic and operational decisions and better evaluate comparability between periods. Adjusted Free Cash Flow is a non-GAAP liquidity measured used by Management and the Company’s Board of Directors to assess the Company’s ability to generate cash and plan for future operating and capital actions. Adjusted EBITDA and Adjusted Free Cash Flow are common measures utilized by our peers (other telecommunications companies) and we believe they provide useful information to investors and analysts about the Company’s operating results, financial condition and cash flows. Net Debt provides Management and the Company’s Board of Directors with a measure of the Company’s current leverage position. The definition and computation of these non-GAAP measures are provided on Schedules 4, 6 and 9 to this press release. Adjusted EBITDA and Adjusted Free Cash Flow should not be considered a substitute for Net Income, Net Cash Provided by Operating Activities and other measures of financial performance recorded in accordance with GAAP. Reconciliations of our non-GAAP measures to our nearest GAAP measures can be found in the tables in this release. Other companies may not calculate non-GAAP measures in the same manner as Alaska Communications. The Company does not provide reconciliations of guidance for Adjusted EBITDA to Net Income, and Adjusted Free Cash Flow to Net Cash from Operating Activities, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company does not forecast certain items required to develop the comparable GAAP financial measures. These items are charges and benefits for uncollectible accounts, certain other non-cash expenses, unusual items typically excluded from Adjusted EBITDA and Adjusted Free Cash Flow, and changes in operating assets and liabilities (generally the most significant of these items, representing cash inflows of $12.4 million in the nine-month period of 2020).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposed acquisition of the Company by Macquarie Capital and GCM Grosvenor, whereby the Company will become a wholly owned subsidiary of an affiliate of Macquarie Capital and GCM Grosvenor (the “proposed merger”). The proposed merger will be submitted to the Company’s stockholders for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the United States Securities and Exchange Commission (SEC), including a proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to the Company’s stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company or the proposed merger, once such documents are filed with the SEC, free of charge at the SEC's website at www.sec.gov, or from Alaska Communications at www.alsk.com or by directing a request to the Company’s Investor Relations Department at investors@acsalaska.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be "participants" in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about the Company's directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the SEC on April 29, 2020. To the extent holdings of the Company’s securities by such participants (or the identity of such participants) have changed, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and may be included in relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control. Such factors include, without limitation changes in technology and related standards, the impacts of the COVID-19 pandemic on the economy of Alaska and on the Company, the impact of natural or man-made disasters and accidents, Federal and Alaska Universal Service Fund changes and our current and historical compliance with the obligations of those programs, structural declines for voice and other legacy services, maintenance or IT issues, third-party intellectual property claims, potential pension shortfalls, the success or failure of future strategic transactions, funding through the rural health care universal service support mechanism and our ability to comply and our history of compliance with the regulatory requirements to receive those support payments, our ability to service our debt and refinance as required, adverse economic conditions, our success in providing broadband services on the North Slope and Western Alaska, the effects of competition in our markets, our relatively small size compared with our competitors, the Company’s ability to compete, manage, integrate, market, maintain, and attract sufficient customers for its products and services, adverse changes in labor matters, including workforce levels, labor negotiations, employee benefit costs, our ability to control other operating costs, disruption of our supplier’s provisioning of critical products or services, the actions of activist shareholders, changes in Company's relationships with large customers, unforeseen changes in public policies, regulatory changes, our internal control over financial reporting, and changes in accounting standards or policies, which could affect reported financial results. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the Company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Media Contact

Heather Cavanaugh, 907-564-7722

Director, External Affairs and Corporate Communications

Investor Contact

Tiffany Smith, 907-564-7556

Manager, Board & Investor Relations

investors@acsalaska.com

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED SCHEDULE OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Operating revenues	$60,514	$59,128	$178,236	$173,432

Operating expenses:
Cost of services and sales (excluding depreciation and amortization)	27,879	26,785	82,127	78,768
Selling, general & administrative	16,544	16,832	48,163	52,206
Depreciation and amortization	10,234	9,546	30,107	27,425
Loss on disposal of assets, net	23	198	123	101

Total operating expenses	54,680	53,361	160,520	158,500

Operating income	5,834	5,767	17,716	14,932

Other income and (expense):
Interest expense	(2,659)	(2,997)	(8,357)	(9,149)
Loss on extinguishment of debt	-	-	-	(2,830)
Interest income	13	121	156	291
Other income, net	33	192	447	192
Total other income and (expense)	(2,613)	(2,684)	(7,754)	(11,496)

Income before income tax expense	3,221	3,083	9,962	3,436

Income tax expense	(941)	(1,084)	(2,897)	(1,228)

Net income	2,280	1,999	7,065	2,208

Less net loss attributable to noncontrolling interest	(22)	(23)	(64)	(76)

Net income attributable to Alaska Communications	$2,302	$2,022	$7,129	$2,284

Net income per share attributable to Alaska Communications:
Net income applicable to common shares	$2,302	$2,022	$7,129	$2,284

Basic and Diluted	$0.04	$0.04	$0.13	$0.04

Weighted average shares outstanding:
Basic	54,116	53,328	53,906	53,503
Diluted	54,572	53,991	54,393	54,405

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	September 30,	December 31,
	2020	2019
Assets

Current assets:
Cash and cash equivalents	$32,215	$26,662
Restricted cash	1,628	1,631
Short-term investments	134	134
Accounts receivable, net of allowance of $3,415 and $4,627	35,204	34,354
Materials and supplies	8,090	8,900
Prepayments and other current assets	11,932	9,617
Total current assets	89,203	81,298

Property, plant and equipment	1,448,502	1,424,904
Less: accumulated depreciation and amortization	(1,062,736)	(1,042,546)
Property, plant and equipment, net	385,766	382,358

Operating lease right of use assets	89,517	80,991
Other assets	11,531	12,598
Total assets	$576,017	$557,245

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term obligations	$9,063	$8,906
Accounts payable, accrued and other current liabilities	45,029	39,108
Advance billings and customer deposits	3,520	3,761
Operating lease liabilities - current	3,189	2,795
Total current liabilities	60,801	54,570

Long-term obligations, net of current portion	161,620	167,476
Deferred income taxes	6,495	4,403
Operating lease liabilities - noncurrent	80,498	78,767
Other long-term liabilities, net of current portion	91,991	78,520
Total liabilities	401,405	383,736
Commitments and contingencies
Alaska Communications stockholders' equity:
Common stock, $.01 par value; 145,000 authorized	548	541
Treasury stock, 1,000 shares at cost	(1,812)	(1,812)
Additional paid in capital	162,740	161,844
Retained earnings	17,644	15,367
Accumulated other comprehensive loss	(5,290)	(3,277)
Total Alaska Communications stockholders' equity	173,830	172,663
Noncontrolling interest	782	846
Total stockholders' equity	174,612	173,509

Total liabilities and stockholders' equity	$576,017	$557,245

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income	$2,280	$1,999	$7,065	$2,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,234	9,546	30,107	27,425
Loss on disposal of assets, net	23	198	123	101
Amortization of debt issuance costs and debt discount	298	305	942	911
Loss on extinguishment of debt	-	-	-	2,830
Amortization of deferred capacity revenue	(1,810)	(1,141)	(4,881)	(3,400)
Stock-based compensation	500	277	1,218	766
Deferred income tax expense	940	1,396	2,890	1,534
Charge for uncollectible accounts	(561)	307	(955)	275
Amortization of ROU assets	815	568	2,072	1,716
Other non-cash (income) expense, net	(33)	(192)	(99)	52
Changes in operating assets and liabilities	(8,772)	1,024	12,404	8,202
Net cash provided by operating activities	3,914	14,287	50,886	42,620

Cash Flows from Investing Activities:
Capital expenditures	(14,528)	(11,124)	(32,940)	(31,556)
Capitalized interest	(375)	(374)	(1,006)	(983)
Change in unsettled capital expenditures	1,104	1,134	402	583
Proceeds on sale of assets	-	1	-	20
Net cash used by investing activities	(13,799)	(10,363)	(33,544)	(31,936)

Cash Flows from Financing Activities:
Repayments of long-term debt	(2,263)	(1,135)	(6,641)	(172,903)
Proceeds from the issuance of long-term debt	-	-	-	180,000
Debt issuance costs and discounts	-	-	-	(2,683)
Cash paid for debt extinguishment	-	-	-	(1,252)
Payment of cash dividend on common stock	(16)	-	(4,836)	-
Payment of withholding taxes on stock-based compensation	-	-	(439)	(448)
Purchases of treasury stock	-	(1,663)	-	(1,812)
Proceeds from issuance of common stock	-	-	124	106
Net cash (used) provided by financing activities	(2,279)	(2,798)	(11,792)	1,008

Change in cash, cash equivalents and restricted cash	(12,164)	1,126	5,550	11,692

Cash, cash equivalents and restricted cash, beginning of period	46,007	25,551	28,293	14,985

Cash, cash equivalents and restricted cash, end of period	$33,843	$26,677	$33,843	$26,677

Supplemental Cash Flow Data:
Interest paid	$2,724	$3,122	$8,432	$9,236
Dividends payable at September 30, 2020	$16	$-	$16	$-
Income taxes paid, net	$4	$-	$4	$10

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ADJUSTED EBITDA
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income	$2,280	$1,999	$7,065	$2,208
Add (subtract):
Interest expense	2,659	2,997	8,357	9,149
Loss on extinguishment of debt	-	-	-	2,830
Interest income	(13)	(121)	(156)	(291)
Depreciation and amortization	10,234	9,546	30,107	27,425
Other income, net	(33)	(192)	(447)	(192)
Loss on disposal of assets, net	23	198	123	101
Income tax expense	941	1,084	2,897	1,228
Stock-based compensation	500	277	1,218	766
Cash severance expense	-	-	-	1,595
Net loss attributable to noncontrolling interest	22	23	64	76

Adjusted EBITDA	$16,613	$15,811	$49,228	$44,895

NonGAAP Measures:
The Company provides certain non-GAAP financial information, including Adjusted EBITDA, Adjusted Free Cash Flow and Net Debt. Adjusted EBITDA eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the Company’s business operations and is used by Management and the Company’s Board of Directors to evaluate current operating financial performance, analyze and evaluate strategic and operational decisions and better evaluate comparability between periods. Adjusted Free Cash Flow is a non-GAAP liquidity measure used by Management to assess the Company’s ability to generate cash and plan for future operating and capital actions. Adjusted EBITDA and Adjusted Free Cash Flow are common measures utilized by our peers (other telecommunications companies) and we believe they provide useful information to investors and analysts about the Company’s operating results, financial condition and cash flows. Net Debt provides Management and the Board of Directors with a measure of the Company’s current leverage position.

The Company does not provide reconciliations of guidance for Adjusted EBITDA to Net Income, and Adjusted Free Cash Flow to Net Cash Provided by Operating Activities, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company does not forecast certain items required to develop the comparable GAAP financial measures. These items are charges and benefits for uncollectible accounts, certain other non-cash expenses, unusual items typically excluded from Adjusted EBITDA and Adjusted Free Cash Flow, and changes in operating assets and liabilities (generally the most significant of these items, representing cash inflows of $12.4 million in the nine-month period ended September 30, 2020).

Adjusted EBITDA and Adjusted Free Cash Flow are not GAAP measures and should not be considered a substitute for net income, net cash provided by operating activities, or net cash provided or used. Adjusted EBITDA as computed above is not consistent with the definition of Consolidated EBITDA referenced in our 2019 Senior Credit Facility, and other companies may not calculate Non-GAAP measures in the same manner we do.

Adjusted EBITDA is defined as net income before interest expense and income, loss on extinguishment of debt, depreciation and amortization, other income and expense, gain or loss on asset purchases or disposals, provision for income taxes, stock-based compensation, cash severance expense, and net loss attributable to noncontrolling interest.

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITES TO ADJUSTED FREE CASH FLOW
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net cash provided by operating activities	$3,914	$14,287	$50,886	$42,620
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow:
Capital expenditures excluding prefunded projects	(11,682)	(10,942)	(26,345)	(31,374)
Capital expenditures for prefunded projects	(2,846)	(182)	(6,595)	(182)
Milestone payments received for prefunded projects	2,500	5,285	14,280	5,285
Milestone payments made for prefunded projects	(8,250)	-	(8,250)	-
Deferred cost of sales for prefunded projects	175	-	350	-
Amortization of revenue for prefunded projects	(521)	-	(1,230)	-
Amortization of deferred capacity revenue	1,810	1,141	4,881	3,400
Amortization of GCI capacity revenue	(522)	(522)	(1,554)	(1,549)
Amortization of debt issuance costs and debt discount	(298)	(305)	(942)	(911)
Interest expense	2,659	2,997	8,357	9,149
Interest paid	(2,724)	(3,122)	(8,432)	(9,236)
Interest income	(13)	(121)	(156)	(291)
Deferred income tax expense	(940)	(1,396)	(2,890)	(1,534)
Income tax expense	941	1,084	2,897	1,228
Income taxes paid, net	(4)	-	(4)	(10)
Charge for uncollectible accounts	561	(307)	955	(275)
Amortization of ROU assets	(815)	(568)	(2,072)	(1,716)
Other income, net	(33)	(192)	(447)	(192)
Net loss attributable to noncontrolling interest	22	23	64	76
Other non-cash income (expense), net	33	192	99	(52)
Changes in operating assets and liabilities	8,772	(1,024)	(12,404)	(8,202)
Adjusted free cash flow	$(7,261)	$6,328	$11,448	$6,234

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ADJUSTED FREE CASH FLOW
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Adjusted EBITDA	$16,613	$15,811	$49,228	$44,895

Less:
Capital expenditures excluding prefunded projects	(11,682)	(10,942)	(26,345)	(31,374)
Amortization of GCI capacity revenue	(522)	(522)	(1,554)	(1,549)
Cash severance expense	-	-	-	(1,595)
Income taxes paid, net	(4)	-	(4)	(10)
Interest paid	(2,724)	(3,122)	(8,432)	(9,236)
	1,681	1,225	12,893	1,131
Impact of prefunded projects:
Capital expenditures for prefunded projects	(2,846)	(182)	(6,595)	(182)
Milestone payments received for prefunded projects	2,500	5,285	14,280	5,285
Milestone payments made for prefunded projects	(8,250)	-	(8,250)	-
Deferred cost of sales for prefunded projects	175	-	350	-
Amortization of revenue for prefunded projects	(521)	-	(1,230)	-
	(8,942)	5,103	(1,445)	5,103
Adjusted free cash flow*	$(7,261)	$6,328	$11,448	$6,234

* Quarterly Adjusted Free Cash Flow fluctuates and should not be viewed as an indicator of annual performance.  Onetime events, seasonality of capital spend and the timing of interest payments may result in negative Adjusted Free Cash Flow in one or more quarters.

NonGAAP Measures:
Adjusted Free Cash Flow is a non-GAAP liquidity measure and is defined as Adjusted EBITDA, less recurring operating cash requirements which include capital expenditures, cash income taxes refunded or paid, cash interest paid, amortization of GCI capacity revenue, cash severance expense for the Company's former Chief Executive Officer, and cash receipts and payments, deferred costs and amortized revenue and expense associated with certain prefunded special projects as defined in the 2019 Senior Credit Facility. Amortization of deferred revenue associated with our interconnection agreement with GCI is excluded from Adjusted Free Cash Flow because no cash was received by the Company in connection with this agreement. Amortization of all other deferred revenue, including that associated with other IRU capacity arrangements, is included in Adjusted Free Cash Flow because cash was received by the Company, typically at contract inception, and is being recognized as revenue over the term of the relevant agreement.

See Schedule 3 for Net cash provided by operating activities, Net cash used by investing activities, and Net cash (used) provided by financing activities.

See Schedule 5 for the reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow.

Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
REVENUE BY CUSTOMER GROUP
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Business and wholesale revenue
Business broadband	$16,053	$15,654	$47,950	$46,358
Business voice and other	7,331	7,200	21,747	21,442
Managed IT services	1,377	1,789	3,904	4,965
Equipment sales and installations	2,102	942	4,708	2,830
Wholesale broadband	12,693	11,284	37,422	31,989
Wholesale voice and other	1,342	1,870	3,974	4,688

Total business and wholesale revenue	40,898	38,739	119,705	112,272
Growth in business and wholesale	5.6%		6.6%
Consumer revenue
Broadband	6,986	6,718	20,474	19,880
Voice and other	2,305	2,567	7,134	7,947

Total consumer revenue	9,291	9,285	27,608	27,827

Total business, wholesale, and consumer revenue	50,189	48,024	147,313	140,099
Growth in business, wholesale and consumer revenue	4.5%		5.1%
Growth in broadband revenue	6.2%		7.8%

Regulatory revenue
Access	5,402	6,181	16,153	18,563
High cost support	4,923	4,923	14,770	14,770

Total regulatory revenue	10,325	11,104	30,923	33,333

Total revenue	$60,514	$59,128	$178,236	$173,432
Growth in total revenue	2.3%		2.8%

Growth Revenues: Business broadband, Managed IT services, Equipment sales and installations, Wholesale broadband, and Consumer broadband

Legacy Revenues: Business voice and other, Wholesale voice and other, Consumer voice and other, and Access

CAF II Revenues: High Cost Support

Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019

Voice:
Business access lines	66,253	66,939	68,600
Consumer access lines	21,229	21,769	23,530

Voice ARPU business	$27.98	$27.68	$26.71
Voice ARPU consumer	$34.13	$34.35	$34.03

Broadband:
Business connections	14,669	14,661	15,033
Consumer connections	32,012	32,115	31,623

Broadband ARPU business	$364.09	$369.14	$344.88
Broadband ARPU consumer	$72.41	$70.69	$69.86

Monthly Average Churn:
Business voice	0.9%	0.8%	0.7%
Consumer broadband	3.0%	2.6%	3.0%
Consumer voice	1.1%	1.0%	1.4%

Schedule 9

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
LONG TERM DEBT AND NET DEBT
(Unaudited, In Thousands)

	September 30,	December 31,
	2020	2019
2019 senior secured credit facility due 2024	$171,146	$177,750
Debt discount - 2019 senior secured credit facilities due 2024	(1,690)	(2,234)
Debt issuance costs - 2019 senior secured credit facilities due 2024	(1,464)	(1,863)
Capital leases and other long-term obligations	2,691	2,729
Total debt	170,683	176,382
Less current portion	(9,063)	(8,906)
Long-term obligations, net of current portion	$161,620	$167,476

Total debt	$170,683	$176,382
Plus debt discounts and debt issuance costs	3,154	4,097
Gross debt	173,837	180,479
Cash and cash equivalents	(32,215)	(26,662)
Net debt	$141,622	$153,817